Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors and Stockholders
World Air Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-115814, No. 333-33704, No. 333-33706 and No. 333-14457) on Form S-8 of World Air Holdings, Inc. of our report dated October 18, 2005, with respect to the balance sheet of North American Airlines, Inc. as of December 31, 2004, and the related statements of operations, stockholders’ equity and comprehensive earnings, and cash flows for the year then ended, which report appears in the Form 8-K/A of World Air Holdings, Inc. dated October 19, 2005. Our report refers to the restatement of the financial statements of North American Airlines, Inc. for the year ended December 31, 2004.

KPMG LLP

New York, New York
October 19, 2005